Exhibit 10.17
TERMS OF RETENTION BONUS GRANTED TO JEFFERY D. ANSELL
A cash bonus to Mr. Ansell in connection with his relocation from New Britain, Connecticut to Towson, Maryland totaling $550,000 of which $160,000 was immediately vested, $130,000 vested on December 31, 2010, and the balance will vest in two equal installments of $130,000 each on December 31, 2011 and December 31, 2012. This award was granted in July, 2010.